EXHIBIT 10.64

                             FIRST AMENDMENT TO THE
                EMPLOYMENT AGREEMENT, DATED AS OF MARCH 25, 1996
                 BY AND BETWEEN HI-RISE RECYCLING SYSTEMS, INC.
                                AND DONALD ENGEL

         THIS FIRST AMENDMENT, made this 3rd day of August, 2000, by and between HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation (the "Employer"), and DONALD ENGEL (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Employer and Executive entered into that Employment Agreement, dated as of March 25, 1996 (the "Agreement"), and

         WHEREAS, both the Employer and Executive wish to amend such Agreement;

         NOW, THEREFORE, effective as of August 3, 2000, the Agreement shall be amended as follows:

         1. Section 1.1 is hereby amended to read as follows:

                  1.1 Employment and Term. The Company shall continue to employ the Executive and the Executive shall continue to serve the Company, on the terms and conditions set forth herein, for the period commencing on the date hereof and expiring August 3, 2003 (the "Initial Term") unless sooner terminated as hereinafter set forth. The Initial Term of this Agreement, and the employment of the Executive hereunder, will automatically be extended for successive one year terms unless either party gives notice at least six months prior to the Expiration Date (three months, in the case of any extension period after the Initial
         Term) of its intention not to extend the term hereof. (The Initial Term and any extensions shall be hereinafter referred to as the "Employment Period").

                  Notwithstanding the foregoing, in the event of a "Change of Control" (as defined below), the Initial Term of this Agreement, and the employment of the Executive hereunder, will automatically be extended for an additional five (5) year term. For purposes of this Agreement, a "Change of Control" shall mean (i) the approval by the shareholders of the Company of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or

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         consolidated company's then outstanding voting securities or (B) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned or (ii) if any individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board."

         2. Section 3 is hereby amended to read as follows:

                  3. Termination Provisions.

                  3.1 Termination for Cause. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated by the Company for "Cause." As used in this Agreement, "Cause" shall only mean (i) subject to the following sentences, any action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured or as to which diligent attempts to cure have not commenced within thirty (30) business days after receipt by the Executive of notice of same, (ii) fraud, embezzlement or misappropriation as against the Company or (iii) the conviction of Executive for any criminal act which is a felony. Upon any determination by the Board that Cause exists under clause (i) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than ten (10) business days after Executive's receipt of the notice contemplated by clause (i) Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refute any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination for Cause pursuant to clause (ii) or (iii) of the first sentence of this
         Section 3.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this
         Section 3.1, the Executive shall, subject to the other provisions of this Agreement, only be entitled to receive the compensation specified in Section 4.1 hereof.

                  3.2 Termination Without Cause. Either party to this Agreement shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other party. Upon the termination by the Company of the Executive's employment pursuant to this Section 3.2, the Executive shall, subject to the other provisions of this Agreement, only be entitled to receive the compensation specified in Sections 4.2,
         4.6 and 4.8 hereof. Upon the termination by the Executive of the Executive's employment pursuant to this Section 3.2, the

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         Executive shall, subject to the other provisions of this Agreement, only be entitled to receive the compensation specified in Section 4.1 hereof.

                  3.3 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform the essential functions of his position, with or without reasonable accommodation, for a period of 90 consecutive days or a period of 120 days during any 12 month period. Upon termination of the Executive's employment with the Company pursuant to this Section 3.3, the Executive shall, subject to the other provisions of this Agreement, only be entitled to the compensation specified in Sections 4.3, 4.6 and 4.8 hereof.

                  3.4 Death. The Executive's employment with the Company shall terminate automatically upon the death of the Executive, without any requirement of notice by the Company to the personal representative or executor of the Executive's estate. Upon termination of the Executive's employment with the Company pursuant to this Section 3.4, the Executive shall, subject to the other provisions of this Agreement, only be entitled to the compensation specified in Sections 4.4, 4.6 and 4.8 hereof.

                  3.5 Non-Renewal. In the event that this Agreement is not renewed beyond the Initial Term as provided in Section 1.1 hereof, the last day of the Initial Term shall automatically be the termination date for a termination pursuant to this Section 3.5. Upon any termination of the Executive's employment with the Company pursuant to this Section 3.5, the Executive shall, subject to the other provisions of this Agreement, only be entitled to the compensation specified in Sections 4.5, 4.7 and 4.8 hereof."

         3. Section 4 is hereby amended to read as follows:

                  4. Compensation and Benefits Upon Termination or Change of Control.

                  4.1 Termination For Cause. Upon the termination of the Executive's employment with the Company pursuant to Section 3.1 above, or upon termination by the Executive of the Executive's employment pursuant to Section 3.2 above, the Company shall pay the Executive any unpaid Base Salary (as defined in the Addendum) accrued through the effective date of termination specified in the notice of termination as provided above in Section 3.1 or Section 3.2. Except as provided in the preceding sentence and other than for reimbursement for reasonable business expenses incurred prior to the date of termination, the Company shall have no further liability hereunder.

                  4.2 Termination Other Than For Cause or Non-Renewal. Upon the termination by the Company of the Executive's employment pursuant to
         Section 3.2 above, then (i) the Company shall pay the Executive any unpaid amounts of

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         his Base Salary and accrued bonus, if any, through the date of termination; and (ii) in lieu of any further salary payments to the Executive for periods subsequent to the date of termination and in consideration of, among other things, the continuing obligations of the Executive and rights of the Company under Section 7 hereof during the remainder of the Employment Period, the Company shall pay, in a lump sum, as severance to the Executive, (a) the amount of Base Salary and Other Benefits that would have been paid to the Executive through the remainder of the Employment Period and (b) an amount equal to the Executive's than annual Base Salary and Other Benefits (as defined in the Addendum). Any life insurance policy currently maintained by the Company for the benefit of the Executive shall remain in full force and effect through the remainder of the Employment Period and shall not be amended or modified except to allow for any increase in benefits payable pursuant thereto.

                  4.3 Disability. Upon the termination of the Executive's employment with the Company pursuant to Section 3.3 above, the Company shall pay to the Executive (i) in a single lump sum, any unpaid amounts of his Base Salary and accrued bonus, if any, through the date of termination and (ii) in a single lump sum, the remainder of (a) the amount of Base Salary and Other Benefits that would have been paid to the Executive from the date of termination through the remainder of the Employment Period minus (b) the amount of any payments that the Executive would be entitled to receive under any disability policy then maintained by the Company.

                  4.4 Death. Upon the Executive's death, the Company shall pay to the person designated by the Executive in a notice filed with the Company or, if no person is designated, to the personal representative or executor of his estate (i) in a single lump sum, any unpaid amounts of his Base Salary and accrued bonus, if any, through the date of death; (ii) in a single lump sum, the amount of Base Salary and Other Benefits that would have been paid to the Executive from the date of death through the remainder of the Employment Period and (iii) when, as and if received by the Company, any payments to Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or other plan or policy then maintained by the Company.

                  4.5 Non-Renewal. If this Agreement terminates pursuant to
         Section 3.5 hereof, then the Company shall pay the Executive (i) any unpaid amounts of his Base Salary through the termination date specified in Section 3.5 and (ii) in a lump sum, an amount equal to the Executive's then annual Base Salary and Other Benefits, as severance to the Executive.

                  4.6 Health and Medical Plans Upon Termination Other Than for Non-Renewal. Upon termination of the Executive's employment pursuant to Sections 3.2 and 3.3, the Executive shall be entitled to all continuation of health, medical, hospitalization and other programs as provided by any applicable law and such additional benefits as may be provided under plans maintained by the Company

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         from time to time to its executives or employees upon termination of employment with the Company.

                  4.7 Health, Disability and Medical Plans Upon Non-Renewal. Upon termination of this Agreement pursuant to Section 3.5, during the one (1) year period following such termination the Executive shall be entitled to the continuation of all health, disability, medical, hospitalization and other programs as previously provided to Executive by the Company.

                  4.8 Bonus. If the Executive's employment is terminated with the Company for any reason other than "Cause" pursuant to Section 3.1 hereof, the Executive shall be paid, solely in consideration for services rendered by the Executive prior to such termination, an amount equal to any bonus that would have been payable to Executive for the fiscal year if the Executive's employment had not been terminated.

                  4.9 Acceleration of Vesting of Options Upon a Change of Control. Notwithstanding the terms of any stock option plan adopted by the Company or the terms of any options (the "Options") to purchase shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company previously granted to the Executive pursuant to such plan or plans, all Options issued to the Executive which have not vested immediately prior to a Change of Control, shall vest and become immediately exercisable by the Executive upon a Change of Control."

         4. In all other respects, the Agreement shall remain unchanged by this Amendment.

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         IN WITNESS WHEREOF, the parties have caused this instrument to be executed the day and year first above written.

                                       HI-RISE RECYCLING SYSTEMS, INC.

                                       By: /s/ J. Gary McAlpin
                                          ------------------------------------
                                           J. GARY McALPIN
                                           President and Chief Operating Officer


                                           /s/ Donald Engel
                                          ------------------------------------
                                           DONALD ENGEL

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